                                                                    EXHIBIT 12.1

                         SCICLONE PHARMACEUTICALS, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)



                                   THREE MONTHS
                                      ENDED         YEAR ENDED      YEAR ENDED       YEAR ENDED     YEAR ENDED      YEAR ENDED
                                  MARCH 31, 2002       2001            2000             1999           1998            1997
                                  --------------   -------------   -------------   --------------  --------------  --------------
FIXED CHARGES

Interest expense                  $         90     $        334    $       36      $       --      $         --    $         --
Portion of rent expense
  representing of interest                 108              428           164             131               152             152
                                  -----------------------------------------------------------------------------------------------

Fixed Charges                              198              762           200             131               152             152

EARNINGS

Net Loss before income taxes      $     (2,403)    $     (6,232)   $   (1,717)     $   (5,467)      $   (24,214)        (13,997)
Fixed charges                              198              762           200             131               152             152
                                  -----------------------------------------------------------------------------------------------

Earnings                                (2,205)          (5,470)       (1,517)         (5,336)          (24,062)        (13,845)

Ratio of earnings to fixed charges        n/m               n/m           n/m             n/m               n/m             n/m
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(1) We have computed the ratios of earnings to fixed charges by dividing income
    (loss) before income taxes plus fixed charges by fixed charges. For the periods presented, fixed charges consisted of interest expensed, capitalized expenses related to indebtedness, and the estimated portion of rental expense for operating leases that represents interest. Earnings were insufficient to cover fixed charges for the three months ended March 31,
    2002 and the years ended December 31, 2001, 2000, 1999, 1998, and 1997 by approximately $2.4 million, $6.2 million, $1.7 million, $5.5 million, $24.2 million, and $14.0 million, respectively.

(2) We currently have no outstanding preference equity securities.